151 Farmington Avenue Hartford, Conn. 06156	Media Contact: T.J. Crawford 212-457-0583 crawfordt2@aetna.com
Investor Contact: Joe Krocheski 860-273-0896 krocheskij@aetna.com

News Release _________________________________________________________

AETNA REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS

HARTFORD, Conn., January 31, 2017 - Aetna (NYSE: AET) announced fourth-quarter 2016 net income(1) of $139 million, or $0.39 per share. Full-year 2016 net income was $2.3 billion, or $6.41 per share. Operating earnings(2) for fourth-quarter 2016 were $578 million, or $1.63 per share. Full-year 2016 operating earnings were $2.9 billion, or $8.23 per share.

(In millions, except per share data)

	Fourth-Quarter 2016			Full-Year 2016			Full-Year 2017
	Revenue	Earnings	EPS	Revenue	Earnings	EPS	Projected EPS

GAAP	$15,727	$139	$0.39	$63,155	$2,271	$6.41	At least $3.70

Non-GAAP (Operating)	$15,717	$578	$1.63	$63,046	$2,917	$8.23	At least $8.55

Medical Membership totaled 23.1 million at December 31, 2016

Aetna presents both GAAP and Non-GAAP financial measures in this press release to provide investors with additional information. Refer to footnotes (1) through (6) for definitions of Non-GAAP financial measures used in this press release and pages 10 through 13 for reconciliations of the most directly comparable GAAP financial measures to Non-GAAP financial measures.

“Aetna’s 2016 results exceeded previous projections despite continued challenges in the public exchanges, and I have a great deal of confidence in the company’s future, including our long-term prospects for growth,” said Mark T. Bertolini, Aetna chairman and CEO. “As we consider next steps in our proposed acquisition of Humana, we remain focused on our core strategy to deliver innovative, consumer-centric solutions that improve quality, affordability and the overall member experience.”
“We closed 2016 with a solid quarter driven by outperformance across multiple businesses, which offset continued pressure from our individual Commercial ACA-compliant products,” said Shawn M. Guertin, Aetna executive vice president and chief financial officer. “Our 2016 results provide us with significant momentum and a positive outlook for the company in 2017. From a balance sheet perspective our financial position, capital structure, and liquidity all continue to be very strong.”

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Fourth-Quarter and Full-Year Financial Results at a Glance
	Fourth-Quarter			Full-Year
(Millions, except per share results)	2016	2015	Change	2016	2015	Change
Total revenue	$15,727	$15,049	5%	$63,155	$60,337	5%
Operating revenue(3)	15,717	15,090	4%	63,046	60,292	5%
Net income(1)	139	321	(57)%	2,271	2,390	(5)%
Operating earnings(2)	578	482	20%	2,917	2,717	7%

Per share results:
Net income(1)	$0.39	$0.91	(57)%	$6.41	$6.78	(5)%
Operating earnings(2)	1.63	1.37	19%	8.23	7.71	7%

Weighted average common shares - diluted	354.9	352.9		354.3	352.6

Total Company Results

•
Net income(1) was $139 million for fourth-quarter 2016 compared with $321 million for fourth-quarter 2015. Full-year 2016 net income was $2.3 billion compared with $2.4 billion for full-year 2015. The decrease in net income during fourth-quarter 2016 was primarily due to an increase in restructuring costs, which include a $215 million ($330 million pre-tax) expense recorded during fourth-quarter 2016 related to our previously announced voluntary early retirement program, partially offset by the increase in operating earnings described below. The decrease in net income during full-year 2016 was primarily due to the increase in restructuring costs described above, higher transaction and integration-related costs and the favorable impact of litigation-related proceeds recorded during 2015. The decrease was partially offset by the increase in operating earnings described below, net realized capital gains during 2016 compared with net realized capital losses during 2015 and the favorable impact of the 2016 reduction of Aetna's reserve for anticipated future losses on discontinued products.

•
Operating earnings(2) were $578 million for fourth-quarter 2016 compared with $482 million for fourth-quarter 2015. Full-year 2016 operating earnings were $2.9 billion compared with $2.7 billion for full-year 2015. The increase in operating earnings during fourth-quarter 2016 was primarily due to higher underwriting margins and higher fees and other revenue in Aetna's Health Care segment. The increase for full-year 2016 was primarily due to higher fees and other revenue in Aetna's Health Care segment.

•
Total revenue and operating revenue(3) were each $15.7 billion for fourth-quarter 2016 and $15.0 billion and $15.1 billion for fourth-quarter 2015, respectively. Full-year 2016 total revenue and operating revenue were $63.2 billion and $63.0 billion, respectively, compared with $60.3 billion each for full-year 2015. The increase in total revenue and operating revenue during fourth-quarter and full-year 2016 was primarily due to higher premiums in Aetna's Health Care segment.

•
Total company expense ratio was 22.9 percent and 21.3 percent for the fourth quarters of 2016 and 2015, respectively. The increase for fourth-quarter 2016 was primarily due to higher restructuring costs, which outpaced the increase in total revenue described above. Aetna's total company expense ratio was 19.1 percent and 19.3 percent for full-years 2016 and 2015, respectively. The decrease for full-year 2016 was primarily due to the

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increase in total revenue described above and the execution of Aetna's expense management initiatives, substantially offset by higher restructuring costs.

•
Adjusted operating expense ratio(5) was 19.8 percent and 20.5 percent for the fourth quarters of 2016 and 2015, respectively. Aetna's adjusted operating expense ratio was 18.1 percent and 18.9 percent for full-years 2016 and 2015, respectively. The improvement for both periods was primarily due to the increase in total revenue and operating revenue described above and the execution of Aetna's expense management initiatives.

•
After-tax net income margin was 0.9 percent and 2.1 percent for the fourth quarters of 2016 and 2015, respectively. For full-years 2016 and 2015, the after-tax net income margin was 3.6 percent and 4.0 percent, respectively. The decrease in the after-tax net income margin for fourth-quarter and full-year 2016 was primarily due to an increase in restructuring costs and transaction and integration-related costs.

•
Pretax operating margin(6) was 6.4 percent and 6.0 percent for the fourth quarters of 2016 and 2015, respectively. For full-years 2016 and 2015, the pre-tax operating margin was 8.3 percent and 8.4 percent, respectively.

•
Total debt to consolidated capitalization ratio(7) was 53.6 percent at December 31, 2016 compared with 32.6 percent at December 31, 2015. The total debt to consolidated capitalization ratio at December 31, 2016 reflects the issuance during 2016 of $13 billion of senior notes to partially fund the proposed acquisition (the "Humana Acquisition") of Humana Inc. ("Humana").

•
Effective tax rate was 53.5 percent for fourth-quarter 2016 compared with 45.0 percent for fourth-quarter 2015. The increase in Aetna's effective tax rate for fourth-quarter 2016 was primarily due to the decrease in pretax earnings compared with fourth-quarter 2015, while the non-deductible health insurer fee remained relatively flat. The increase in the effective tax rate was partially offset by the favorable impact of the adoption of a new accounting standard in second-quarter 2016 that requires excess tax benefits for employee share based compensation to be recorded in earnings. The effective tax rate was 43.5 percent for both full-years 2016 and 2015.

Health Care Segment Results
Health Care, which provides a full range of insured and self-insured medical, pharmacy, dental and behavioral health products and services, reported:

•
Net income(1) was $215 million for fourth-quarter 2016 compared with $361 million for fourth-quarter 2015. The decrease in net income primarily reflects an increase in restructuring costs partially offset by an increase in operating earnings described below.

•
Operating earnings(2) were $582 million for fourth-quarter 2016 compared with $493 million for fourth-quarter 2015. Operating earnings increased primarily due to higher underwriting margins in Aetna's Government business and higher fees and other revenue primarily due to higher average fee yields. The increase was partially offset by lower underwriting margins in Aetna's Commercial business, primarily in Aetna's Individual Commercial products.

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•
Total revenue and operating revenue(3) were each $15.0 billion for fourth-quarter 2016 and $14.4 billion for fourth-quarter 2015. The increase in total revenue and operating revenue was primarily due to higher premium yields and membership growth in Aetna's Government business, partially offset by membership losses in Aetna's Commercial Insured products.

•
Medical membership remained flat at December 31, 2016 compared with September 30, 2016, primarily reflecting declines in Aetna's Commercial Insured products, offset by growth in Aetna's Commercial ASC and Government Insured products.

•	Medical benefit ratios ("MBRs") for fourth-quarter and full-year 2016 and 2015 were as follows:

	Fourth-Quarter				Full-Year
	2016	2015	Change		2016	2015	Change
Commercial	83.0%	81.3%	1.7	pts.	82.0%	80.3%	1.7	pts.
Government	81.2%	82.6%	(1.4)	pts.	81.5%	81.4%	0.1	pts.
Total Health Care	82.1%	81.9%	0.2	pts.	81.8%	80.8%	1.0	pts.

•	Aetna's fourth-quarter 2016 Commercial MBR increased over fourth-quarter 2015 primarily due to higher medical costs in Aetna's Individual Commercial products.

•
Aetna's fourth-quarter 2016 Government MBR decreased compared to fourth-quarter 2015 primarily due to higher favorable development of prior-period health care cost estimates in 2016 in Aetna's Medicare products.

•
In fourth-quarter 2016, Aetna experienced favorable development of prior-period health care cost estimates in its Commercial, Medicaid and Medicare products, primarily attributable to third-quarter 2016 performance.

•
Prior years' health care costs payable estimates developed favorably by $764 million and $841 million during 2016 and 2015, respectively. This development is reported on a basis consistent with the prior years' development reported in the health care costs payable table in Aetna's annual audited financial statements, and does not directly correspond to an increase in 2016 operating results.

•
Days claims payable(7) was 54 days at December 31, 2016, a slight decrease compared to December 31, 2015 and a sequential decrease of 3 days compared to September 30, 2016. The sequential decrease was primarily due to decreased claim processing times and the reduction of the 2016 premium deficiency reserve.

Full-years 2016 and 2015 net income(1) for Health Care were each approximately $2.4 billion. Net income was relatively consistent primarily as a result of an increase in restructuring costs in 2016 and the favorable impact of litigation-related proceeds recorded in 2015, substantially offset by the increase in operating earnings described below and net realized capital gains during 2016 compared with net realized capital losses during 2015. Full-year 2016 operating earnings(2) for Health Care were $2.9 billion, compared with $2.7 billion in 2015. Operating earnings increased primarily due to higher underwriting margins in Aetna's Government business, higher fees and other revenue primarily due to higher average fee yields and lower general and administrative expenses. The increase was partially offset by lower underwriting margins in Aetna's Commercial business.

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Group Insurance Segment Results
Group Insurance, which includes group life, disability and long-term care products, reported:

•
Net income(1) was $32 million for fourth-quarter 2016 compared with $18 million for fourth-quarter 2015. Operating earnings(2) were $33 million for fourth-quarter 2016 compared with $22 million for fourth-quarter 2015. Net income and operating earnings increased primarily due to improved underwriting margins in Aetna's long-term care products, partially offset by lower underwriting margins in Aetna's life products.

•
Total revenue was $620 million for fourth-quarter 2016 compared with $613 million for fourth-quarter 2015. Total revenue increased primarily due to lower net realized capital losses. Operating revenue(3) was $621 million for fourth-quarter 2016 compared with $619 million for fourth-quarter 2015.

Full-year 2016 net income(1) for Group Insurance remained relatively flat at $139 million, compared with $136 million in 2015. Full-year 2016 operating earnings(2) for Group Insurance were $124 million, compared with $136 million in 2015. Operating earnings decreased primarily due to lower underwriting margins in Aetna's disability products and higher operating expenses, partially offset by improved underwriting margins in Aetna's long-term care products.
Large Case Pensions Segment Results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily for qualified pension plans, reported:

•
Net income(1) was $5 million for fourth-quarter 2016 compared with net loss of $1 million for fourth-quarter 2015. Operating earnings(2) were $5 million for fourth-quarter 2016 compared with $4 million for fourth-quarter 2015.

•
Total revenue was $64 million and $60 million for the fourth-quarters of 2016 and 2015, respectively. Operating revenue(3) was $64 million and $67 million for the fourth-quarters of 2016 and 2015, respectively.

Full-year 2016 net income(1) for Large Case Pensions was $104 million, compared with $8 million in 2015. Net income for 2016 increased compared with 2015, primarily due to the 2016 reduction of Aetna's reserve for anticipated future losses on discontinued products, which was primarily due to favorable retirement experience as well as favorable investment performance compared to assumptions we previously made in estimating the reserve. Full-year 2016 operating earnings(2) for Large Case Pensions were $14 million compared with $17 million for 2015.
Aetna's conference call to discuss fourth-quarter and full-year 2016 results will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna's Investor Information website at www.aetna.com/investor. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna's Investor Information website.
The conference call also can be accessed by dialing 1-877-709-8150, or +1-201-689-8354 for international callers. The company suggests participants dial in approximately 10 minutes before the call. No access code is required. Individuals who dial in will be asked to identify themselves and their affiliations.

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A replay of the call may be accessed through Aetna's Investor Information link on the Internet at www.aetna.com or by dialing 1-877-660-6853, or +1-201-612-7415 for international callers. The replay conference ID is 13651451. Telephone replays will be available until 11 p.m. ET on February 14, 2017.

About Aetna
Aetna is one of the nation's leading diversified health care benefits companies, serving an estimated 46.7 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities, Medicaid health care management services, workers' compensation administrative services and health information technology products and services. Aetna's customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. For more information, see www.aetna.com and learn about how Aetna is helping to build a healthier world. @AetnaNews

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Condensed Consolidated Balance Sheets

(Millions)	At December 31, 2016	At December 31, 2015
	(Unaudited)
Assets:
Cash and short-term investments	$21,042	$5,539
Accounts receivable, net	4,580	4,187
Other current assets	2,871	2,999
Total current assets	28,493	12,725
Long-term investments	21,833	21,665
Other long-term assets	18,864	19,119
Total assets	$69,190	$53,509

Liabilities and shareholders’ equity:
Health care costs payable	$6,558	$6,306
Current portion of long-term debt	1,634	—
Other current liabilities	10,502	9,303
Total current liabilities	18,694	15,609
Long-term debt, less current portion	19,027	7,785
Other long-term liabilities	13,526	13,936
Total Aetna shareholders' equity	17,881	16,114
Non-controlling interests	62	65
Total liabilities and equity	$69,190	$53,509

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Consolidated Statements of Income

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue:
Health care premiums	$13,493	$12,907	$54,116	$51,618
Other premiums	546	543	2,182	2,171
Fees and other revenue	1,465	1,417	5,861	5,696
Net investment income	223	223	910	917
Net realized capital gains (losses)	—	(41)	86	(65)
Total revenue	15,727	15,049	63,155	60,337

Benefits and expenses:
Health care costs	11,083	10,566	44,255	41,712
Current and future benefits	512	525	2,101	2,121
Operating expenses:
Selling expenses	433	398	1,678	1,611
General and administrative expenses	3,175	2,801	10,407	10,033
Total operating expenses	3,608	3,199	12,085	11,644
Interest expense	189	111	604	369
Amortization of other acquired intangible assets	60	63	247	255
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—
Total benefits and expenses	15,452	14,464	59,164	56,101

Income before income taxes	275	585	3,991	4,236
Income tax expense	147	263	1,735	1,841
Net income including non-controlling interests	128	322	2,256	2,395
Less: Net (loss) income attributable to non-controlling interests	(11)	1	(15)	5
Net income attributable to Aetna	$139	$321	$2,271	$2,390

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Consolidated Statements of Cash Flows

	The Year Ended
	December 31,
(Millions)	2016	2015
	(unaudited)
Cash flows from operating activities:
Net income including non-controlling interests	$2,256	$2,395
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized capital (gains) losses	(86)	65
Depreciation and amortization	681	671
Debt fair value amortization	(30)	(30)
Amortization of interest rate hedges	20	6
Equity in earnings of affiliates, net	(6)	(31)
Stock-based compensation expense	191	181
Reduction of reserve for anticipated future losses on discontinued products	(128)	—
Amortization of net investment premium	79	84
Changes in assets and liabilities:
Accrued investment income	(4)	(4)
Premiums due and other receivables	(153)	(616)
Income taxes	155	31
Other assets and other liabilities	653	644
Health care and insurance liabilities	91	470
Net cash provided by operating activities	3,719	3,866
Cash flows from investing activities:
Proceeds from sales and maturities of investments	14,741	12,299
Cost of investments	(14,852)	(12,943)
Additions to property, equipment and software	(270)	(363)
Cash used for acquisitions, net of cash acquired	—	(20)
Net cash used for investing activities	(381)	(1,027)
Cash flows from financing activities:
Issuance of long-term debt	12,886	—
Repayment of long-term debt	—	(229)
Net repayment of short-term debt	—	(500)
Deposits and interest credited to investment contracts net of (withdrawals)	1	(35)
Common shares issued under benefit plans, net	(139)	(143)
Stock-based compensation tax benefits	—	53
Settlements from repurchase agreements	—	(202)
Common shares repurchased	—	(296)
Dividends paid to shareholders	(351)	(349)
Net payment on interest rate derivatives	(274)	(25)
Contributions (distributions), non-controlling interests	11	(9)
Net cash provided by (used for) financing activities	12,134	(1,735)
Net increase in cash and cash equivalents	15,472	1,104
Cash and cash equivalents, beginning of period	2,524	1,420
Cash and cash equivalents, end of period	$17,996	$2,524

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Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
	For the Three Months Ended December 31, 2016					For the Three Months Ended December 31, 2015
(millions)	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company
Reconciliation of total revenue to operating revenue
Total revenue (GAAP measure)	$15,043	$620	$64	$—	$15,727	$14,376	$613	$60	$—	$15,049
Interest income on proceeds of transaction-related debt	(10)	—	—	—	(10)	—	—	—	—	—
Net realized capital (gains) losses	(1)	1	—	—	—	28	6	7	—	41
Operating revenue(3) (excludes net realized capital (gains) losses and other items)	$15,032	$621	$64	$—	$15,717	$14,404	$619	$67	$—	$15,090

Reconciliation of net income to operating earnings
Net income (loss)(1) (GAAP measure)	$215	$32	$5	$(113)	$139	$361	$18	$(1)	$(57)	$321
Transaction and integration-related costs	75	—	—	109	184	102	—	—	32	134
Restructuring costs	404	—	—	—	404	1	—	—	—	1
Amortization of other acquired intangible assets	60	—	—	—	60	63	—	—	—	63
Net realized capital (gains) losses	(1)	1	—	—	—	28	6	7	—	41
Income tax benefit	(171)	—	—	(38)	(209)	(62)	(2)	(2)	(12)	(78)
Operating earnings (loss)(2)	$582	$33	$5	$(42)	$578	$493	$22	$4	$(37)	$482

Weighted average common shares - basic					351.7					349.5
Weighted average common shares - diluted					354.9					352.9

Per common share
Net income(1) (GAAP measure)					$0.39					$0.91
Transaction and integration-related costs					0.52					0.38
Restructuring costs					1.14					—
Amortization of other acquired intangible assets					0.17					0.18
Net realized capital (gains) losses					—					0.12
Income tax benefit					(0.59)					(0.22)
Operating earnings(2)					$1.63					$1.37

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Reconciliation of the Most Directly Comparable GAAP Measure to Certain Reported Amounts
	For the Year Ended December 31, 2016					For the Year Ended December 31, 2015
(millions)	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company	Health Care	Group Insurance	Large Case Pensions	Corporate Financing(8)	Total Company
Reconciliation of total revenue to operating revenue
Total revenue (GAAP measure)	$60,370	$2,501	$284	$—	$63,155	$57,561	$2,478	$298	$—	$60,337
Interest income on proceeds of transaction-related debt	(23)	—	—	—	(23)	—	—	—	—	—
Litigation-related proceeds	—	—	—	—	—	(110)	—	—	—	(110)
Net realized capital (gains) losses	(52)	(24)	(10)	—	(86)	50	—	15	—	65
Operating revenue(3) (excludes net realized capital (gains) losses and other items)	$60,295	$2,477	$274	$—	$63,046	$57,501	$2,478	$313	$—	$60,292

Reconciliation of net income to operating earnings
Net income (loss)(1) (GAAP measure)	$2,383	$139	$104	$(355)	$2,271	$2,427	$136	$8	$(181)	$2,390
Transaction and integration-related costs	230	—	—	287	517	208	—	—	50	258
Restructuring costs	404	—	—	—	404	15	—	—	—	15
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—	(128)	—	—	—	—	—
Litigation-related proceeds	—	—	—	—	—	(110)	—	—	—	(110)
Amortization of other acquired intangible assets	247	—	—	—	247	255	—	—	—	255
Net realized capital (gains) losses	(52)	(24)	(10)	—	(86)	50	—	15	—	65
Income tax (benefit) expense	(264)	9	48	(101)	(308)	(133)	—	(6)	(17)	(156)
Operating earnings (loss)(2)	$2,948	$124	$14	$(169)	$2,917	$2,712	$136	$17	$(148)	$2,717

Weighted average common shares - basic					351.3					349.3
Weighted average common shares - diluted					354.3					352.6

Per common share
Net income(1) (GAAP measure)					$6.41					$6.78
Transaction and integration-related costs					1.46					0.73
Restructuring costs					1.14					0.04
Reduction of reserve for anticipated future losses on discontinued products					(0.36)					—
Litigation-related proceeds					—					(0.31)
Amortization of other acquired intangible assets					0.70					0.72
Net realized capital (gains) losses					(0.25)					0.19
Income tax benefit					(0.87)					(0.44)
Operating earnings(2)					$8.23					$7.71

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Operating Margins
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(Millions)	2016	2015	2016	2015
Reconciliation of income before income taxes to operating earnings before income taxes, excluding interest expense:
Income before income taxes (GAAP measure)	$275	$585	$3,991	$4,236
Interest expense(9)	80	79	317	319
Transaction and integration-related costs	184	134	517	258
Restructuring costs	404	1	404	15
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—
Litigation-related proceeds	—	—	—	(110)
Amortization of other acquired intangible assets	60	63	247	255
Net realized capital (gains) losses	—	41	(86)	65
Operating earnings(2) before income taxes, excluding interest expense (A)	$1,003	$903	$5,262	$5,038

Reconciliation of net income to operating earnings excluding interest expense, net of tax:
Net income (1) (GAAP measure) (B)	$139	$321	$2,271	$2,390
Interest expense(9)	80	79	317	319
Transaction and integration-related costs	184	134	517	258
Restructuring costs	404	1	404	15
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—
Litigation-related proceeds	—	—	—	(110)
Amortization of other acquired intangible assets	60	63	247	255
Net realized capital (gains) losses	—	41	(86)	65
Income tax benefit	(237)	(105)	(419)	(268)
Operating earnings(2) excluding interest expense, net of tax	$630	$534	$3,123	$2,924

Reconciliation of total revenue to operating revenue:
Total revenue (GAAP measure) (C)	$15,727	$15,049	$63,155	$60,337
Interest income on proceeds of transaction-related debt	(10)	—	(23)	—
Litigation-related proceeds	—	—	—	(110)
Net realized capital (gains) losses	—	41	(86)	65
Operating revenue(3) (excludes net realized capital (gains) losses and other items) (D)	$15,717	$15,090	$63,046	$60,292

Reconciliation of total operating expenses to adjusted operating expenses:
Total operating expenses (GAAP measure) (E)	$3,608	$3,199	$12,085	$11,644
Transaction and integration-related costs	(85)	(102)	(253)	(208)
Restructuring costs	(404)	(1)	(404)	(15)
Adjusted operating expenses (F)	$3,119	$3,096	$11,428	$11,421

Net Income and Operating Margins:
After-tax net income margin (B)/(C) (GAAP measure)	0.9%	2.1%	3.6%	4.0%
Pretax operating margin(6) (A)/(D)	6.4%	6.0%	8.3%	8.4%

Operating Expense Ratios:
Total company expense ratio (E)/(C) (GAAP measure)	22.9%	21.3%	19.1%	19.3%
Adjusted operating expense ratio(5) (F)/(D)	19.8%	20.5%	18.1%	18.9%

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Health Care, Group Insurance and Corporate Financing Operating Cash Flow as a Percentage of Net Income and Operating Earnings
		For the Year
		Ended December 31,
(Millions)		2016	2015
Net cash provided by operating activities (GAAP measure)		$3,719	$3,866
Less: Net cash used for operating activities: Large Case Pensions		(269)	(522)
Net cash provided by operating activities: Health Care, Group Insurance and Corporate Financing	(A)	3,988	4,388
Net income: Health Care, Group Insurance and Corporate Financing(1) (GAAP Measure)	(B)	2,167	2,382
Transaction and integration-related costs		517	258
Restructuring costs		404	15
Litigation-related proceeds		—	(110)
Amortization of other acquired intangible assets		247	255
Net realized capital (gains) losses		(76)	50
Income tax benefit		(356)	(150)
Operating earnings(2): Health Care, Group Insurance and Corporate Financing	(C)	$2,903	$2,700

Operating Cash Flow as a Percentage of Income Ratios:
Operating cash flow as a percentage of net income(1) (GAAP Measure)	(A)/(B)	184.0%	184.2%
Operating cash flow as a percentage of operating earnings(2)	(A)/(C)	137.4%	162.5%

Aetna/14

Footnotes

(1) Net income (loss) refers to net income (loss) attributable to Aetna reported in Aetna's Consolidated Statements of Income in accordance with U.S. generally accepted accounting principles ("GAAP"). Unless otherwise indicated, all references in this press release to net income (loss) and net income per share exclude amounts attributable to non-controlling interests.

(2) Non-GAAP financial measures such as operating earnings, operating earnings per share, adjusted operating expenses, operating revenue, operating cash flow as a percentage of operating earnings, adjusted operating expense ratio and pretax operating margin exclude from the relevant GAAP metrics, as applicable:

•	Amortization of other acquired intangible assets;

•	Net realized capital gains or losses; and

•	Other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Although the excluded items may recur, management believes that non-GAAP financial measures Aetna discloses, including those described above, provide a more useful comparison of Aetna's underlying business performance from period to period. Operating earnings is the measure reported to the Chief Executive Officer for purposes of assessing financial performance and making operating decisions, such as the allocation of resources among Aetna's business segments. The non-GAAP financial measures Aetna discloses, including those described above, should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP.

For the periods covered in this press release, the following items are excluded from operating earnings, adjusted operating expenses and operating revenue, as applicable, because Aetna believes they neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance:

•
Aetna incurred transaction and integration-related costs during the three months and year ended December 31, 2016 and 2015 related to the acquisitions of Coventry Health Care, Inc. (“Coventry”) and bswift LLC ("bswift") and the Humana Acquisition. Transaction costs include advisory, legal and other professional fees which are not deductible for tax purposes and are reflected in Aetna's GAAP Consolidated Statements of Income in general and administrative expenses, as well as the cost of the Bridge Credit Agreement and the Term Loan Agreement (each as defined in note (9)) executed in connection with the Humana Acquisition, which are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense. Transaction costs also include the negative cost of carry associated with the debt financing that Aetna obtained in June 2016 for the Humana Acquisition. Prior to the closing of the Humana Acquisition, the negative cost of carry associated with the June 2016 debt financing is excluded from operating earnings. The components of the negative cost of carry are reflected in Aetna's GAAP Consolidated Statements of Income in interest expense and net investment income. On and after the closing of the Humana Acquisition, the interest expense and net investment income associated with the June 2016 debt financing no longer will be excluded from operating earnings.

•
Restructuring costs for the three months and year ended December 31, 2016 include costs related to Aetna's voluntary early retirement program, severance and real estate consolidation costs associated with Aetna's expense management and cost control initiatives and an accrual for minimum volume commitments which require Aetna to make payments to suppliers if the level of medical membership subject to the agreements falls below specified levels. Aetna no longer expects to meet these minimum volume commitments as a result of Aetna's previously announced reduced participation on the ACA's individual public health insurance exchanges in 2017. Restructuring costs for the three months and year ended December 31, 2015 include severance costs associated with Aetna's expense management and cost control initiatives. The 2016 and 2015 restructuring costs are reflected in the GAAP Consolidated Statements of Income in general and administrative expenses.

•
In 1993, Aetna discontinued the sale of fully guaranteed large case pensions products and established a reserve for anticipated future losses on these products, which Aetna reviews quarterly. During the year ended December 31, 2016, Aetna reduced the reserve for anticipated future losses on discontinued products. Aetna believes excluding any changes in the reserve for anticipated future losses on discontinued products from operating earnings provides more useful information as to Aetna's continuing products and is consistent with the treatment of the operating results of these discontinued products, which are credited or charged to the reserve and do not affect Aetna's operating results.

•
In the year ended December 31, 2015, Aetna received proceeds, net of legal costs, in connection with a litigation settlement. These net proceeds were recorded in fees and other revenue in Aetna's GAAP Consolidated Statements of Income.

•
Other acquired intangible assets relate to Aetna's acquisition activities and are amortized over their useful lives. However, this amortization does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations.

•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations.

Aetna/15

•
The corresponding tax benefit or expense related to the items excluded from operating earnings discussed above. The tax benefit or expense was calculated utilizing the appropriate tax rate for each individual item excluded from operating earnings.

For a reconciliation of financial measures calculated under GAAP to these items, refer to the tables on pages 10 through 13 of this press release.

(3) Operating revenue excludes net realized capital gains and losses, litigation-related proceeds and interest income on the proceeds of the transaction-related June 2016 debt as noted in (2) above. Refer to the tables on pages 10 through 12 of this press release for a reconciliation of total revenue calculated under GAAP to operating revenue.

(4) Although Aetna is considering its options for responding to the trial court’s ruling in the Department of Justice litigation relating to the Humana Acquisition, projected full-year 2017 net income per share, full-year 2017 operating earnings per share and weighted average diluted shares represent a standalone scenario that assumes the termination of Aetna’s merger agreement with Humana and Aetna’s asset purchase agreement with Molina Healthcare, Inc. (“Molina”). Projected full-year 2017 net income and operating earnings per share reflect approximately 344 million weighted average diluted shares. Projected full-year 2017 operating earnings per share exclude from net income projected transaction and integration-related costs (including projected termination and litigation costs) primarily related to the Humana Acquisition, the projected Penn Treaty-related guaranty fund assessment, estimated amortization of other acquired intangible assets, projected net realized capital gains and losses, other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance and the corresponding tax benefit or expense related to the items excluded from operating earnings per share discussed above. The projected Penn Treaty-related guaranty fund assessment relates to the projected liquidation in 2017 of Penn Treaty Network America Insurance Company and one of its subsidiaries, which were placed in rehabilitation in 2009. This expense does not directly relate to the underwriting or servicing of products for customers and is not directly related to the core performance of Aetna's business operations. Amortization of other acquired intangible assets relates to Aetna's acquisition activities, including Coventry, InterGlobal and bswift. Substantially all of the projected transaction and integration-related costs in the table below are related to the assumed termination of Aetna's merger agreement with Humana and Aetna's asset purchase agreement with Molina. The table below reconciles projected 2017 net income per share to projected 2017 operating earnings per share:

Reconciliation of Projected 2017 Net Income Per Share to Projected 2017 Operating Earnings Per Share
Projected net income per share (GAAP measure)	At least	$3.70
Transaction and integration-related costs (including termination costs)		5.39
Penn Treaty-related guaranty fund assessment		.67
Amortization of other acquired intangible assets		.68
Income tax benefit		(1.89)
Projected operating earnings per share	At least	$8.55

Aetna will experience net realized capital gains or net realized capital losses during 2017, however Aetna cannot project the amount of such future gains or losses. Therefore, Aetna has assumed no net realized capital gains or losses for the year ended December 31, 2017 for purposes of projecting net income and net income per share. Aetna's annual net realized capital gains or losses ranged from a net realized capital loss of $65 million to a net realized capital gain of $86 million during calendar years 2014 through 2016.

(5) The adjusted operating expense ratio excludes net realized capital gains and losses and other items, if any, that are excluded from operating revenue or adjusted operating expenses, as noted in (2) above. For a reconciliation of the comparable GAAP measure to this metric for the periods covered by this press release, refer to page 12 of this press release.

(6) In order to provide useful information regarding Aetna's profitability on a basis comparable to others in the industry, without regard to financing decisions, income taxes or amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), Aetna's pretax operating margin is based on operating earnings excluding interest expense and income taxes. Management also uses pretax operating margin to assess Aetna's performance, including performance versus competitors.

(7) Days claims payable is calculated by dividing the health care costs payable at each quarter end by the average health care costs per day in each respective quarter. The total Debt to Consolidated Capitalization Ratio is calculated by dividing total long-term debt and short-term debt ("Total Debt") by the sum of Total Debt and total Aetna shareholders' equity.

(8) Aetna's Corporate Financing segment is not a business segment. It is added to Aetna's business segments to reconcile segment reporting to Aetna's consolidated results. The net loss of the Corporate Financing segment includes interest expense on Aetna's outstanding debt and the financing components of Aetna's pension and other postretirement employee benefit plan expenses (benefits). As described in (2) above, the operating earnings of the Corporate Financing segment exclude other items, if any, that neither relate to the ordinary course of Aetna's business nor reflect Aetna's underlying business performance.

Aetna/16

(9) Interest expense included in the reconciliation to operating earnings before income taxes, excluding interest expense and the reconciliation to operating earnings excluding interest expense, net of tax for the three months and year ended December 31, 2016 and 2015 exclude costs associated with the term loan credit agreement (the “Term Loan Agreement”) executed in connection with the Humana Acquisition. Interest expense for the year ended December 31, 2016 and the three months and year ended December 31, 2015 excludes costs associated with bridge credit agreement (the “Bridge Credit Agreement”) executed in connection with the Humana Acquisition. Interest expense for the three months and year ended December 31, 2016 also excludes the negative cost of carry on transaction-related debt incurred in connection with the Humana Acquisition. These costs are included within transaction and integration-related costs.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Humana’s control.

Statements in this press release regarding Aetna that are forward-looking, including Aetna’s projections as to net income per share, operating earnings per share, transaction and integration-related costs, Penn Treaty-related guaranty fund assessment, amortization of other acquired intangible assets, the income tax benefit related to items excluded from operating earnings, weighted average diluted shares, and future operating results, are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s and Humana’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: adverse changes in federal or state government policies, legislation or regulations (including legislative, judicial or regulatory measures that would affect Aetna’s and/or Humana’s business model, repeal, restrict funding for or amend various aspects of health care reform, limit Aetna’s and/or Humana’s ability to price for the risk it assumes and/or reflect reasonable costs or profits in its pricing, such as mandated minimum medical benefit ratios, or eliminate or reduce ERISA pre-emption of state laws (increasing Aetna’s and/or Humana’s potential litigation exposure)); unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu or otherwise; changes in membership mix to higher cost or lower-premium products or membership adverse selection; medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers (including as a result of provider consolidation and/or integration); increased pharmacy costs (including in Aetna’s and/or Humana’s public health insurance exchange products)); the outcome of Aetna's evaluation of its options for responding to the trial court's ruling in the Department of Justice litigation relating to the Humana Acquisition and the ultimate resolution of that litigation; the timing to consummate the Humana Acquisition; the timing to consummate the proposed divestitures of certain of Aetna’s and Humana’s Medicare Advantage assets (collectively, the “Divestitures”); the risk that a condition to closing of the Humana Acquisition and/or the Divestitures may not be satisfied; the risk that a regulatory approval that may be required for the Humana Acquisition and/or the Divestitures is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the Humana Acquisition; Aetna’s ability to achieve the synergies and value creation projected to be realized following the completion of the Humana Acquisition; Aetna’s ability to promptly and effectively integrate Humana’s businesses; the diversion of management time on Humana Acquisition-related and/or Divestiture-related issues; the profitability of Aetna’s and Humana’s public health insurance exchange and ACA compliant small group products, where membership has had and may continue to have more adverse health status and/or higher medical benefit utilization than Aetna and/or Humana projected; uncertainty related to Aetna’s and Humana’s accruals for the ACA's reinsurance, risk adjustment and risk corridor programs (“3R’s”); uncertainty related to the funding for and final reconciliations with respect to the ACA's risk management and subsidy programs; the implementation of health care reform legislation, including collection of ACA fees, assessments and taxes through increased premiums; adverse legislative, regulatory and/or judicial changes to or interpretations of existing health care reform legislation and/or regulations (including those relating to minimum medical loss ratio (“MLR”) rebates); the implementation of public health insurance exchanges; Aetna’s and Humana’s ability to offset Medicare Advantage and PDP rate pressures; the timing and amount of and payment methods for satisfying assessments for Penn Treaty Network America Insurance Company and other insolvent payors under state guaranty fund laws; and changes in Aetna’s and Humana’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. As currently enacted, health care reform will continue to significantly impact Aetna’s business operations and financial results, including Aetna’s pricing and medical benefit ratios, and key components of the legislation will continue to be phased in through 2020. Aetna will be required to dedicate material resources and incur material expenses during 2017 to implement health care reform. Significant parts of the legislation, including aspects of nondiscrimination requirements, continue to evolve through the promulgation of regulations and guidance. In addition, pending efforts in the U.S. Congress to repeal, amend or restrict funding for various aspects of health care reform and pending litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform are unknown. Other important risk factors include: adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); reputational or financial issues arising from Aetna’s and/or Humana’s social media activities, data security breaches, other cybersecurity risks or other causes; Aetna’s ability to diversify Aetna’s sources of revenue and earnings (including by developing and expanding Aetna's consumer business and expanding Aetna’s foreign operations), transform

Aetna/17

Aetna’s business model, develop new products and optimize Aetna’s business platforms; the success of Aetna’s Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to Aetna and/or Humana; failure to adequately implement health care reform and/or repeal of or changes in health care reform; the outcome of various litigation and regulatory matters, including audits, challenges to Aetna’s and/or Humana’s minimum MLR rebate methodology and/or reports, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of Aetna’s and/or Humana’s payment practices with respect to out-of-network providers, other providers and/or life insurance policies; Aetna’s ability to integrate, simplify, and enhance Aetna’s existing products, processes and information technology systems and platforms to keep pace with changing customer and regulatory needs; Aetna’s ability to successfully integrate Aetna’s businesses (including Humana and other businesses Aetna may acquire in the future) and implement multiple strategic and operational initiatives (including the Divestitures) simultaneously; Aetna’s and/or Humana’s ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or changes to or curtailment or elimination of the Centers for Medicare & Medicaid Services’ ("CMS") star rating bonus payments; Aetna's and/or Humana's ability to maintain and/or enhance its CMS star ratings; Aetna’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; failure by a service provider to meet its obligations to Aetna or Humana; Aetna’s and Humana’s ability to develop and maintain relationships (including joint ventures or other collaborative risk-sharing agreements) with providers while taking actions to reduce medical costs and/or expand the services each company offers; Aetna’s ability to demonstrate that Aetna’s products and processes lead to access to quality affordable care by Aetna’s members; Aetna’s and/or Humana’s ability to maintain their relationships with third-party brokers, consultants and agents who sell their products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; a downgrade in Aetna’s financial ratings; and adverse impacts from any failure to raise the U.S. Federal government’s debt ceiling or any sustained U.S. Federal government shut down. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2015 Annual Report on Form 10-K (“Aetna’s 2015 Annual Report”) and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 ("Aetna's Quarterly Report"), each on file with the Securities and Exchange Commission ("SEC"), and Aetna’s 2016 Annual Report on Form 10-K (“Aetna’s 2016 Annual Report”), when filed with the SEC. For more discussion of important risk factors that may materially affect Humana, please see the risk factors contained in Humana’s 2015 Annual Report on Form 10-K (“Humana’s 2015 Annual Report”) and Humana's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished during 2016 and 2017, each on file with the SEC, and Humana’s 2016 Annual Report on Form 10-K (“Humana’s 2016 Annual Report”), when filed with the SEC. You should also read Aetna’s 2015 Annual Report and Aetna's Quarterly Report, each on file with the SEC, and Aetna’s 2016 Annual Report, when filed with the SEC, for a discussion of Aetna’s historical results of operations and financial condition. You should also read Humana’s 2015 Annual Report, Humana's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, each on file with the SEC, and Humana’s 2016 Annual Report, when filed with the SEC, for a discussion of Humana’s historical results of operations and financial condition.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Humana. Aetna does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

Aetna/18

Supplementary Information

Membership
	December 31, 2016			September 30, 2016			December 31, 2015
(Thousands)	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical Membership:
Commercial	5,457	13,132	18,589	5,596	13,064	18,660	5,777	13,593	19,370
Medicare Advantage	1,362	—	1,362	1,364	—	1,364	1,251	—	1,251
Medicare Supplement	685	—	685	667	—	667	566	—	566
Medicaid	1,668	806	2,474	1,629	801	2,430	1,529	771	2,300
Total Medical Membership	9,172	13,938	23,110	9,256	13,865	23,121	9,123	14,364	23,487

Dental Membership:
Total Dental Membership	6,086	8,386	14,472	5,940	8,393	14,333	6,243	8,391	14,634

Pharmacy Benefit Management Services Membership:
Commercial			9,400			9,610			10,237
Medicare Prescription Drug Plan (stand-alone)			2,067			2,031			1,466
Medicare Advantage Prescription Drug Plan			953			952			863
Medicaid			2,783			2,719			2,587
Total Pharmacy Benefit Management Services Membership			15,203			15,312			15,153

Health Care MBR Ratios
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
(millions)	2016	2015	2016	2015
Premiums (GAAP measure)
Commercial	$6,949	$7,100	$27,916	$28,709
Government	6,544	5,807	26,200	22,909
Health Care	$13,493	$12,907	$54,116	$51,618
Health Care Costs (GAAP measure)
Commercial	$5,768	$5,770	$22,896	$23,057
Government	5,315	4,796	21,359	18,655
Health Care	$11,083	$10,566	$44,255	$41,712
Medical Benefit Ratios "MBR"
Commercial	83.0%	81.3%	82.0%	80.3%
Government	81.2%	82.6%	81.5%	81.4%
Health Care	82.1%	81.9%	81.8%	80.8%

Aetna/19

Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the three months ended December 31, 2016
Revenue:
Health care premiums	$13,493	$—	$—	$—	$13,493
Other premiums	—	539	7	—	546
Fees and other revenue	1,435	28	2	—	1,465
Net investment income	114	54	55	—	223
Net realized capital gains (losses)	1	(1)	—	—	—
Total revenue	15,043	620	64	—	15,727
Benefits and expenses:
Health care costs	11,083	—	—	—	11,083
Current and future benefits	—	455	57	—	512
Operating expenses:
Selling expenses	395	38	—	—	433
General and administrative expenses	3,096	91	3	(15)	3,175
Total operating expenses	3,491	129	3	(15)	3,608
Interest expense	—	—	—	189	189
Amortization of other acquired intangible assets	60	—	—	—	60
Total benefits and expenses	14,634	584	60	174	15,452
Income (loss) before income taxes	409	36	4	(174)	275
Income tax expense (benefit)	206	4	(2)	(61)	147
Net income (loss) including non-controlling interests	203	32	6	(113)	128
Less: Net loss attributable to non-controlling interests	(12)	—	1	—	(11)
Net income (loss) attributable to Aetna	$215	$32	$5	$(113)	$139

For the three months ended December 31, 2015
Revenue:
Health care premiums	$12,907	$—	$—	$—	$12,907
Other premiums	—	539	4	—	543
Fees and other revenue	1,391	24	2	—	1,417
Net investment income	106	56	61	—	223
Net realized capital losses	(28)	(6)	(7)	—	(41)
Total revenue	14,376	613	60	—	15,049
Benefits and expenses:
Health care costs	10,566	—	—	—	10,566
Current and future benefits	—	464	61	—	525
Operating expenses:
Selling expenses	366	32	—	—	398
General and administrative expenses	2,727	94	3	(23)	2,801
Total operating expenses	3,093	126	3	(23)	3,199
Interest expense	—	—	—	111	111
Amortization of other acquired intangible assets	63	—	—	—	63
Total benefits and expenses	13,722	590	64	88	14,464
Income (loss) before income taxes	654	23	(4)	(88)	585
Income tax expense (benefit)	292	5	(3)	(31)	263
Net income (loss) including non-controlling interests	362	18	(1)	(57)	322
Less: Net income attributable to non-controlling interests	1	—	—	—	1
Net income (loss) attributable to Aetna	$361	$18	$(1)	$(57)	$321

Aetna/20

Statements of Income by Segment (Unaudited)
	Health	Group	Large Case	Corporate
(Millions)	Care	Insurance	Pensions	Financing	Total
For the year ended December 31, 2016
Revenue:
Health care premiums	$54,116	$—	$—	$—	$54,116
Other premiums	—	2,143	39	—	2,182
Fees and other revenue	5,744	108	9	—	5,861
Net investment income	458	226	226	—	910
Net realized capital gains	52	24	10	—	86
Total revenue	60,370	2,501	284	—	63,155
Benefits and expenses:
Health care costs	44,255	—	—	—	44,255
Current and future benefits	—	1,850	251	—	2,101
Operating expenses:
Selling expenses	1,545	133	—	—	1,678
General and administrative expenses	10,099	353	13	(58)	10,407
Total operating expenses	11,644	486	13	(58)	12,085
Interest expense	—	—	—	604	604
Amortization of other acquired intangible assets	247	—	—	—	247
Reduction of reserve for anticipated future losses on discontinued products	—	—	(128)	—	(128)
Total benefits and expenses	56,146	2,336	136	546	59,164
Income (loss) before income taxes	4,224	165	148	(546)	3,991
Income tax expense (benefit)	1,856	26	44	(191)	1,735
Net income (loss) including non-controlling interests	2,368	139	104	(355)	2,256
Less: Net loss attributable to non-controlling interests	(15)	—	—	—	(15)
Net income (loss) attributable to Aetna	$2,383	$139	$104	$(355)	$2,271

For the year ended December 31, 2015
Revenue:
Health care premiums	$51,618	$—	$—	$—	$51,618
Other premiums	—	2,139	32	—	2,171
Fees and other revenue	5,585	101	10	—	5,696
Net investment income	408	238	271	—	917
Net realized capital losses	(50)	—	(15)	—	(65)
Total revenue	57,561	2,478	298	—	60,337
Benefits and expenses:
Health care costs	41,712	—	—	—	41,712
Current and future benefits	—	1,837	284	—	2,121
Operating expenses:
Selling expenses	1,490	121	—	—	1,611
General and administrative expenses	9,766	346	13	(92)	10,033
Total operating expenses	11,256	467	13	(92)	11,644
Interest expense	—	—	—	369	369
Amortization of other acquired intangible assets	255	—	—	—	255
Total benefits and expenses	53,223	2,304	297	277	56,101
Income (loss) before income taxes	4,338	174	1	(277)	4,236
Income tax expense (benefit)	1,908	38	(9)	(96)	1,841
Net income (loss) including non-controlling interests	2,430	136	10	(181)	2,395
Less: Net income attributable to non-controlling interests	3	—	2	—	5
Net income (loss) attributable to Aetna	$2,427	$136	$8	$(181)	$2,390

Aetna/21

Roll Forward of Health Care Costs Payable
(Unaudited)
	For the Year Ended
	December 31,
(Millions)	2016	2015
Health care costs payable, beginning of period	$6,306	$5,621
Less: reinsurance recoverables	4	6
Health care costs payable, beginning of period, net	6,302	5,615
Add: Components of incurred health care costs:
Current year	45,019	42,553
Prior years(a)	(764)	(841)
Total incurred health care costs	44,255	41,712

Less: Claims paid
Current year	38,700	36,389
Prior years	5,304	4,636
Total claims paid	44,004	41,025

Health care costs payable, end of period, net	6,553	6,302
Add: reinsurance recoverables	5	4
Health care costs payable, end of period	$6,558	$6,306

(a) Negative amounts reported for incurred health care costs related to prior years result from claims being settled for less than originally estimated.

Days Claims Payable
	(Unaudited)
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Days Claims Payable	54	57	56	57	55

Health Care Reform's Reinsurance, Risk Adjustment and Risk Corridor (the “3Rs”)(a)
Net Receivable (Payable)
	At December 31, 2016			At December 31, 2015
	(Unaudited)
(Millions)	Reinsurance	Risk Adjustment	Risk Corridor(b)	Reinsurance	Risk Adjustment	Risk Corridor
Total current net receivable (payable)	$202	$(690)	$(10)	$395	$(710)	$(8)

(a) Aetna participates in certain public health insurance exchanges established pursuant to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (as amended, collectively, “Health Care Reform” or the “ACA”). Under regulations established by the U.S. Department of Health and Human Services (“HHS”), HHS pays Aetna a portion of the premium and a portion of the health care costs for low-income individual Public Exchange members. In addition, HHS administers the 3Rs risk management programs.
(b) At December 31, 2016, Aetna estimates that it is entitled to receive a total of $465 million from HHS under the three-year ACA risk corridor program for the 2014 through 2016 program years. At December 31, 2016, Aetna did not record any ACA risk corridor receivables related to the 2016 or 2015 program years or any amount in excess of HHS's announced prorated funding amount for the 2014 program year, because payments from HHS are uncertain.